Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of SCVX Corp. on Form S-4 of our report dated April 6, 2021, except for the effects of the restatement discussed in Note 2 to which the date is July 13, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of SCVX Corp. as of  as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from November 15, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

October 15, 2021